AGREEMENT

BETWEEN

WELLS GARDNER
electronics corporation
AND

LOCAL 1031
OF
THE INTERNATIONAL BROTHERHOOD
OF ELECTRICAL WORKERS,
AFL-CIO

AFFILIATED WITH · AMERICAN FEDERATION OF LABOR & CONGRESS OF INDUSTRIAL ORGANIZATIONS & CANADIAN FEDERATION OF LABOUR

INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS

ORGANIZED NOV. 28, 1891

July 3, 2006 to June 29, 2009

TABLE OF CONTENT'S
			PAGE
ARTICLE I		UNION AND MANAGEMENT
Section	1.	Parties and Effective Date	1
Section	2.	Expiration Date and Renewal	1
Section	3.	Recognition	1
Section	4.	Management	1-2
Section	5.	Union Shop	2
Section	6.	Check-off	2-3
Section	7.	Non-Discrimination	3
Section	8.	Trial Period Employees	3-4

ARTICLE II		REPRESENTATIVE, GRIEVANCES AND ARBITRATION
Section	1.	Stewards	4
Section	2.	Grievance Procedure	4-6
Section	3.	Arbitration	6
Section	4.	No Strike or Lockouts	6-7

ARTICLE III		HOURS OF WORK AND OVERTIME
Section	1.	Regular Work Week	7
Section	2.	No Staggering	7
Section	3.	Changing Workweek	7
Section	4.	Overtime	8
Section	5.	Shift Premium	8
Section	6.	Preference of Shift and Overtime	8
Section	7.	Lunch Periods	8
Section	8.	Rest Periods	9
Section	9.	Reporting Pay	9
Section	10.	Call-Back Pay	9
Section	11.	No Pyramiding	9

ARTICLE IV		SENIORITY
Section	1.	Basis of Seniority	9
Section	2.	Effect of Seniority	9-10
Section	3.	Seniority List	10
Section	4.	Temporary Layoffs	10-11
Section	5.	Temporary Transfers	11
Section	6.	Options	11
Section	7.	Demotion	11-12
Section	8.	Rights on Recall	12-13
Section	9.	Skill & Ability	13
Section	10.	Vacancies	13-14
Section	11.	On-the-Job-Training	14
Section	12.	Leave of Absence	15
Section	13	Loss of Seniority	15-16
Section	14.	Promotion to Exempt Positions	16

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TABLE OF CONTENT'S CONT'D
			PAGE

ARTICLE V		VACATION AND HOLIDAYS
Section	1.	Eligibility and Amount of Vacation	16-17
Section	2.	Minimum Hours	17
Section	3.	Computation of Vacation Pay	18
Section	4.	Scheduling of Vacations	18
Section	5.	Date Due	18
Section	6.	Consecutive Days, etc	18
Section	7.	Retiree Pro-Rata Vacation Pay	19
Section	8.	Holidays and Holiday pay	19-20
Section	9.	Floating Holiday	20

ARTICLE VI		WAGES
Section	1.	Rates	20
Section	2.	Cost Of Living	20-21
Section	3.	New Classifications	21
Section	4.	Upgrading	21
Section	5.	New Experienced Employees	21
Section	6.	Payday	22
Section	7.	Piece Work	22
Section	8.	Pension Plan	22

ARTICLE VII		INSURANCE	22-23

ARTICLE VIII		GENERAL PROVISIONS
Section	1.	Saving Clause	23
Section	2.	Bulletin Board	23
Section	3.	Election Day	23
Section	4.	Supervisors	24
Section	5.	Right of Access	24
Section	6.	Conflict with State & Federal Laws	24
Section	7.	Female Employees	24
Section	8.	Paid Leave of Absence	24-25
Section	9.	Jury Service	25
Section	10.	Safety and Health Provisions	25
Section	11.	Union Employee Educational Assistance Program	26
Section	12.	Call-In Sick / Personal Day	27
Section	13.	Inventory Shutdown Scheduling	27
Section	14.	Severance Plan	27
Section	15.	401K Savings Plan	27
APPENDIX "A"		Wage Scale - Effective 07-03-06	28-31

APPENDIX "B"		Insurance Coverage for Employees & Dependents	32-33

APPENDIX "C"		Piece Work / Incentive System	34

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ARTICLE I
UNION AND MANAGEMENT

Section 1. Parties and Effective Date: The parties to this Agreement are: Wells-Gardner Electronics Corporation, its successors or assigns, hereinafter called the "Company" and Local 1031, International Brotherhood of Electrical Workers, AFL-CIO, hereinafter called the "Union". This Agreement shall become effective July 3, 2006

Section 2. Expiration Date and Renewal: This Agreement shall remain in full force and effect until June 29, 2009 and then shall automatically renew itself from year to year thereafter, unless the Company or the Union gives written notice to the other party to amend, modify or terminate within not less than sixty (60) days prior to any expiration date. The parties may by mutual agreement modify or amend this Agreement at any time hereafter.

Section 3. Recognition: The Company recognizes the Union as the sole and exclusive collective bargaining agent for all of the Company's production and maintenance employees located at 9500 West 55th Street - Suite A, McCook, Illinois 60525-3605 excluding Wells-Gardner Electronics Corporation executives and non-working supervisors, office, clerical and sales employees, engineering and laboratory employees, supervisors, guards, outside truck drivers, journey & craft persons who are represented for purposes of collective bargaining by unions affiliated with the AFL-CIO.

Section 4. Management: The management of the Company and its operations, the direction of the work force, including the right to hire, assign, suspend, transfer, promote, discharge or discipline for just cause and to maintain discipline and efficiency of its employees and the right to relieve employees from duty because of lack of work or for other legitimate reasons not in conflict with the provisions of this Agreement; the right to determine the extent to which the plant shall be operated; the right to introduce new or improved production methods, processes or equipment; the right to decide the number and locations of plants, the nature of equipment or machinery, the products to be manufactured, the methods and processes of manufacturing, the scheduling of production, the method of training employees, the designing and engineering of products and the control of raw materials; the right to continue in accordance with past practice to assign work to outside contractors; and the right to enact Company policies, plant rules and regulations which are not in conflict with this Agreement, are vested exclusively in the Company.
The Union recognizes that there are functions, powers, authorities and responsibilities belonging solely to the Company, prominent among which, but by no means inclusive, are those enumerated in the preceding paragraph. The management rights enumerated in said paragraph are not inclusive and shall not be deemed to exclude other functions not herein listed.
The term "just cause" as used in this Agreement includes but is not limited to any violations of a published plant rule established pursuant to the provisions of Article I.

Section 5. Union Shop: All employees covered by the terms of this Agreement shall be required to become and remain members of the Union as a condition of employment from and after the sixty-first (61st) day following the date of their employment or the effective date of this Agreement, whichever is later.

Section 6. Check-Off: The Company agrees that it will make weekly deductions from each weekly pay check covering any and all amount of dues and initiation fees that may hereafter become due to the Union for any of its employees covered hereunder, provided that the Union requests such deductions and accompanies such requests with properly and legally executed assignments, in accordance with law, authorizing such deductions. The employer further agrees that once each week, it will remit promptly to the Union such collected amounts. At the end of each calendar month, the Company shall forward to the Union an alphabetical list of the names and the total amounts deducted during said month from each employee covered. In lieu of this monthly alphabetical list, the Company may, at its option, forward to the Union such an alphabetical list each week along with the weekly remittance of collected amounts.
If through inadvertence or error, the Company fails or neglects to make a deduction which is properly due and owing from an employee's weekly pay check, such deduction shall be made from the next weekly pay check of the employee and promptly remitted to the Union. It is expressly agreed and understood that the Union assumes full responsibility for the validity and the legality of such employee's deductions as are made by the Company and hereby agrees to indemnify and save the Company harmless, by virtue of such collections and payments to the Union.
No deduction shall be made from any employee for union dues in any week in which such employee receives a check representing a total of less than eight (8) hours at the employees regular rate of pay nor shall any deduction be made from any employee's pay check prior to the date on which, by the terms of this Agreement, he/she is required to become a member of the Union as a condition of employment.

Section 7. Non-Discrimination: It is agreed between the parties that in the policies and practices of the Company and in the membership policies and practices of the Union there shall continue to be no discrimination against any employee on account of race, creed, color, national origin or sex.

Section 8. Trial Period Employees:
(a)
Trial Period: New employees shall be on trial until they have been employed for a period of sixty (60) calendar days and during such period the Company shall have the right to dismiss or retain the employee at its own discretion. Upon completion of such sixty (60) calendar days of employment, the employee shall be deemed to be a regular employee. In all instances where a trial period employee is laid off for lack of work or granted a leave of absence for illness or other good cause, such reduction from active employment shall be deemed to be a layoff, unless at the date it occurs, the employee is given a written notice stating that he/she is terminated.

(b)
Return from Leave or Recall of Laid Off Trial Period Employee: Trial period employees who are laid off and by election of the Company subsequently recalled or who are granted a leave of absence and subsequently return to work, must complete sixty (60) calendar days of trial period active employment within six (6) months of the date of their original hire date in order to become a regular employee. Periods of trial period active employment, as referred to above, shall include any week in which the employee works at least one full day. At such time as the employee completes sixty (60) calendar day trial period active employment, his/her "original hiring date", for the purpose of determining his/her length of service (in accordance with Article IV, Section 3(b)) shall be established as that date sixty (60) calendar days prior to the date of completion of the trial period employment requirement.

(c)
Trial Period Employee Recalled Before Expiration of Six-Month Period: Trial period employees who have not completed sixty (60) calendar days of trial period employment within six (6) months from their original date of hire, but who are recalled or return from a leave of absence prior to the expiration of such six-month period will be permitted to complete the trial period requirement, although the six-month period elapses before such trial period is completed, provided the employee is not laid off before he/she completes his/her trial period employment. If such a layoff occurs before the employee bas completed his/her trial period and the six-month period has expired, said employee will be considered to have been terminated rather than laid off.

(d)
Extension of Trial Period: The Company shall have the right to extend the trial period to ninety (90) calendar days upon written notice to the Union and the employee prior to completion of the normal sixty (60) day trial period and shall retain the right to dismiss such employee during this extension period without being subject to review. In all instances where the trial period of a new employee is so extended, such employee's responsibility to become and remain a member of the Union in good standing as a condition of employment after sixty (60) days shall not be affected; and any benefits of the contract such as holiday pay and insurance coverage shall accrue to such- employee at the end of the initial sixty day period.

ARTICLE II
REPRESENTATION, GRIEVANCES AND ARBITRATION

Section 1. Stewards: The Company agrees to recognize the Chief Steward and Shop Stewards selected by the Union in accordance with the Union rules and regulations. Such Chief Steward and Stewards may act as a grievance committee at the request of, and with, the Business Manager of the Union, or his/her representative. The Union will notify the Company as to the identity of such Chief Steward or Stewards and the Company shall not be required to recognize any other employees in the adjustment of complaints than those whose names are furnished to the Company as aforesaid. Such Chief Steward and Stewards shall be granted a reasonable amount of time during working hours for the purpose of investigating and adjusting complaints, provided however, that such Chief Steward and Stewards shall not leave their work without the permission of the immediate supervisor. Such permission, however, shall not be arbitrarily withheld. The Chief Steward and Stewards shall be granted top seniority in their respective departments for the purpose of layoffs and recalls.

Section 2. Grievance Procedure: Any grievance arising during the life of this contract pertaining to wages, hours of work and working conditions of employees in the bargaining unit shall be subject to the procedures outlined below:
Either the Company or the Union or any employee (or Steward, Chief Steward or Business Representative in his/her behalf) may file grievances. Grievances of the Company or Union shall be presented directly to the other in writing. Grievances of the employees shall be reduced to writing on grievance forms provided by the Union. All answers by the Company shall likewise be in writing. Grievances will be handled as follows:

Step 1.
The employee, his/her Steward or both, shall present the matter in dispute for settlement to his/her Supervisor. If the Supervisor's decision is not satisfactory or is not given within three (3) working days, Step 2 will be followed.

Step 2.
Such grievance shall then be presented by the Chief Steward within three (3) working days after the Supervisor's unsatisfactory decision or failure to give a decision, whichever is applicable, to the Department Head. If the Department Head's decision is not satisfactory or is not given within three (3) working days, Step 3 will be followed.

Step 3.
Such grievance shall then be presented by the Business Representative of the Union within five (5) working days from receipt of the Department Head's unsatisfactory decision or failure to give a decision, whichever is applicable, to the Human Resources Director who shall give his/her answer not later than five (5) working days after the presentation of the grievance to him/her.

If the decision of the Human Resources Director is not satisfactory, such grievance will be discussed by the Business Manager of the Union and the Human Resources Director within five (5) working days after receipt by the Business Manager of the unsatisfactory answer by the Human Resources Director. In the event the Company and the Union are unable to settle any grievance under the procedures outlined above, the grievance shall be further processed under Section 3 - Arbitration - of this Article.
A grievance must be filed no later than five (5) working days after the occurrence of the event in which it is predicated, except in instances where the employee, or his/her Steward or Chief Steward, could not reasonably have been expected to be aware of the occurrence of the grievance. A failure to file a grievance within the period specified shall be deemed a waiver of such matter. In all cases of grievances relating to time not worked, the Company shall be responsible only for the actual loss sustained by an employee. Any settlement of any grievance between the Company and a Steward, Chief Steward, or Business Representative in Steps 1, 2, and 3 above will not be final until reviewed and approved by the Business Manager of the Union or his/her designated representative. The Company may consider the matter closed unless it has been otherwise notified by the Business Manager of the Union or his/her delegated representative within ten (10) days after notice bas been given him/her of the terms and conditions of the proposed grievance settlement.
An employee may be discharged or disciplined for cause. However, in case any employee, or the Union in his/her behalf, claims that he/she has been unjustifiably discharged or disciplined, a written complaint shall be filed within five (5) working days from the date of his/her discharge or discipline. Such complaint or grievance shall start under Step 2 above. Prior to the discharge or disciplining of an employee (except in cases of an employee under the influence of alcohol, drugs, etc., or theft or sabotage), the Chief Steward shall be notified and given the opportunity to discuss the discharge or discipline. In case of discharge or discipline for being under the influence of alcohol, drugs, etc., or for theft or sabotage, the Chief Steward shall be notified Immediately after the discharge.

Section 3. Arbitration: In the event that the grievance or complaint cannot be adjusted in any of the foregoing steps, the matter may, at the request of either party, be submitted for final and binding arbitration by an impartial arbitrator who shall be chosen by mutual agreement of the Company and the Union. In the event that the Company and the Union are unable to agree upon an arbitrator, the parties will request the Federal- Mediation and Conciliation Service to submit a panel of nine (9) qualified arbitrators. Both the Company and the Union shall have the right to strike four (4) names from the panel submitted to the parties. The remaining name on the panel shall then become the impartial arbitrator. In the consideration of discipline or discharge cases, the arbitrator shall have authority and jurisdiction to direct the payment of back pay for lost time resulting from discharge. The arbitrator's decision shall be final and binding upon all parties. However, an arbitrator shall have no power or authority to add to, alter, or modify the terms of this Agreement or any supplementary agreement made between the parties hereto. The expenses of arbitration (except those of the respective parties) shall be borne equally between the Company and the Union.

Section 4. No Strikes or Lockouts: There shall be no strikes, refusal to work or slowdown by the Union during the life of this Agreement, and there shall be no lockout on the part of the Company, unless either the Company or the Union should refuse to participate in arbitration proceedings or abide by the decision of an arbitrator, in accordance with Section 3 of this Article. Should there be such refusal by either the Company or the Union, this Section, at the option of the other party, shall be deemed inapplicable. There shall be no liability on the part of the Union for unauthorized strikes, stoppages or slowdowns, by any of the employees, but the Company shall have the right to discipline or discharge any employee who initiates, instigates, or participates in such unauthorized strikes, stoppages, or slowdowns. In consideration of this Agreement, the Union agrees not to sue the Company, its officers or representatives, and the Company agrees not to sue the Union, its officers, agents, or members in connection with any labor relations matters in any court of law or equity. The parties agree that the sole procedure for settlement of any disputes concerning labor relations matters between the Company and the Union shall be the grievance and arbitration procedure hereof.

ARTICLE III
HOURS OF WORK AND OVERTIME

Section 1. Regular Workweek: The regular workweek shall consist of forty (40) hours on a schedule of eight (8) hours per day Monday through Friday.

Section 2. No Staggering: The working day shall be continuous and employees shall not be compelled to lay off work for any period of time during the day and to resume work thereafter during the same day except in the case of lunch period or rest period.

Section 3. Changing Workweek: Any changes in the regular workweek shall be by mutual agreement between the Company and the Union. The Company reserves the right to change regularly scheduled starting and quitting hours under emergency conditions, in which event the time worked before normal starting time or after the normal quitting time will not be considered overtime work payable at one and one-half (1½) time the employee's straight-time rate unless more than eight (8) hours of work are performed in a day or unless an employee is prevented from performing eight (8) hours of work for reasons of the Company's convenience rather than for circumstances beyond the control of the Company.
Section 4. Overtime: All work performed in excess of eight (8) hours in any one (1) day, and all work performed on Saturday, and all work performed prior to the employee's regular hour for starting or after the employee's regular hour for quitting shall be considered overtime and shall be compensated for on the basis of one and one-half (11/2) times the employees straight time rate. All work performed on Sunday shall be compensated for at two (2) times the employees straight time rate.

Section 5. Shift Premiums: Work performed on the second (or afternoon) shift shall be paid for at the rate of ten (10%) percent more than the rate paid for similar work on the first (or day) shift. Work performed on the third (or night) shift shall be paid for at the rate of fifteen (15%) percent more than the rate paid for similar work on the first (or day) shift. In ascertaining the vacation or holiday benefits to which an employee may be entitled, the shift premium shall be included in the computations.

Section 6. Preference of Shifts and Overtime: When a preference of shifts is available on account of the occurrence of a vacancy, preference will be given on the basis of seniority and preference in the assignment of overtime should be based on the following formula:

(a)	Overtime on a job shall be assigned to those regularly doing that job in their respective departments pursuant to the principle of "line intact".

(b)	If additional help is required, employees with the greatest seniority in their classification in the department concerned and capable of doing the job in that department will be selected.

(c)	In the event no qualified employees wish the overtime assignment, it shall be assigned to and worked by the junior employee.

(d)	If necessary to go outside of that particular department, plant wide seniority will prevail if capable of doing the job.

(e)
In the event an employee is requested by the Company to work overtime, daily or Saturday, and he/she agrees to perform the overtime work but: (1) fails to notify the Company of his/her inability to report to work; or (ii) fails to give good cause explaining his/her inability to report for work; or (iii) fails to report for work, the employee shall not be permitted to work any overtime in any department for a period not to exceed thirty (30) days following the time the employee was requested to perform the overtime work.

Section 7. Lunch Period: There shall be an allowance of a lunch period near the middle of a work shift of thirty (30) consecutive minutes.

Section 8. Rest Periods: On each shift of the day there shall be a ten (10) minute rest period for each four (4) hours worked without deduction in pay.

Section 9. Reporting Pay: Employees who report for work in person and have not been previously notified not to report shall receive four (4) hours' work or the equivalent in pay, based upon their regular straight time hourly rate of pay, except in case of an emergency beyond the control of the Company.

Section 10. Call-Back Pay: An employee who has left the plant and is called back to work shall work and receive no less than four (4) hours of overtime pay at his/her regular straight time rate of pay, or the applicable straight time rate of pay for the job performed, whichever is greater.

Section 11. No Pyramiding: In no event shall overtime or premium pay provided for in this Article be pyramided or duplicated. Only the applicable provision yielding the largest amount of pay shall be applied and such payment shall satisfy the requirements of all other applicable provisions. This limitation, however, does not apply to shift premiums.

ARTICLE IV
SENIORITY

Section 1. Basis of Seniority: Each employee will have seniority standing in the plant equal to the employee's total length of service with the Company in the bargaining unit, dated from his/her first day of last continuous employment therein except as provided in Sections 3, 11, and 12 of this Article.

Section 2. Effect of Seniority: Except as provided in Section 6 of Article III and Section 7 of this Article, in all cases of increase or decrease of forces, transfer, promotion, or demotion of employees and preference in the selection of shifts, plant-wide seniority shall prevail, provided the employees possess sufficient skill and ability to satisfactorily perform the work to be done.

Where new equipment or added responsibilities are added to existing job classifications, the Company, in the event of a reduction in force, shall go strictly by seniority, regardless of the lack of experience of the senior employee. The Company shall train as needed to retain the senior employees.

Section 3. Seniority Lists: The Company will furnish to the Union immediately after the signing of this Agreement, a Seniority List and will post copies of such list on the bulletin boards in the plant. The list is to be revised at six (6) month intervals.
The Company will also furnish to the Union monthly a list of additions to and deletions from the Seniority List.
(a)
Except as otherwise provided in this Agreement, the Seniority List is to be used to determine an employee's seniority as to layoffs, recalls, promotions and demotions. An employee shall have his/her seniority date computed from his/her original date of employment in the bargaining unit, in determining the employee's seniority in cases of layoffs, recalls, promotions and demotions.

(b)
The Seniority List is to be used to determine which bracket in the vacation schedule is applicable. Since an employee's vacation is based on his/her length of service with the Company, his/her original hiring date or date of rehire will determine the length of his/her vacation. The amount of vacation pay for any one (1) year may be adjusted to comply with the minimum hours provision in this Agreement, but such adjustment shall not affect a succeeding year or years.

(c)
Employees having the same seniority (hired on the same date) will, if necessary, be rated by the Company based on their attendance and tardiness record. The employee with the least number of day absences in the contract year would be rated as having the most seniority. If no seniority can be determined by attendance, then the employee with the least amount of tardiness in the contract year will be rated as having the most seniority.

Section 4. Temporary Layoffs: The parties recognize the necessity of temporary layoffs caused by shortage of materials or other reasons. It is, therefore, mutually agreed that such temporary layoffs may be made from time to time without regard to plant-wide seniority programs embodied in the contract. It is further agreed, however, that the number of hours each such employee may be laid off on such temporary layoff shall be recorded and no individual employee may be laid off on such temporary layoff without regard to seniority in excess of sixty (60) hours in each six month period of a contract year without any carry over from one six-month period to the next. When an individual employee would exceed that amount, then the Company is obligated to place him/her on another job in accordance with plant-wide seniority, provided such employee possesses sufficient ability, skill and experience to satisfactorily perform the work available.

Section 5. Temporary Transfers: For periods of work not exceeding eighty (80) hours the Company may transfer or assign employees temporarily, on a voluntary basis, but subject to plant seniority in the class from which they are being transferred, to work in job classifications in which they do not hold a regular job assignment, but have sufficient skill and ability to satisfactorily perform the work. Such employees shall be paid as follows:

(a)
If temporarily assigned to a job in a higher labor grade, the employee shall be paid, for the time involved, the next higher rate above his/her regular job rate in the progression scale for the higher grade.

(b)	If temporarily assigned to a job in a lower labor grade, the employee shall be paid his/her regular job rate.
Section 6. Option: Any employee who is subject to demotion or transfer because of material shortage, curtailment of work or similar reasons, may have the option of accepting such demotion or taking a layoff until there is sufficient work in his/her regular classification. An employee who accepts such demotion or transfer may exercise such option up to four (4) weeks after the transfer or demotion, but he/she must give four (4) days' notice to the Company before he/she may exercise the option to take a voluntary layoff under this provision.

Section 7. Demotion:

(a)
In the event of a reduction in force, or reduction in the work force of a job classification, all probationary employees in the classification shall first be removed from the classification or laid off. If further reduction is required;

(b)	Employees below the maximum rate in their respective classification shall be removed beginning with the lowest wage group in such classification based upon their plant seniority.

(c)
Employees effected by a reduction in force of job classifications five (5) or above first shall be offered a position which they bad previously held provided that they have sufficient seniority to displace an existing employee in the particular job classification and they have not previously "signed off" during the life of this agreement on that job classification. If an employee does not have the seniority to be transferred to a previously held job classification in a higher classification, the employee shall be offered a previously held job classification in a lower classification. If the employee does not have sufficient seniority for any previously held job classification, the employee shall be given an option to be transferred to a position in classification four (4) or below, provided that the employee has sufficient seniority to displace an individual currently working in the particular job classification. Employees not having sufficient seniority for a previously held job classification or any position in job classification four (4) or below shall be laid off in accordance with contractual requirements.

(d)
Employees working in job classification four (4) or below during a reduction in force in those classifications shall first be offered a previously held position if they have sufficient seniority to displace an individual from the particular job classification. Otherwise, the employee shall be transferred to another job classification within classifications four (4) or below for which the employee has sufficient seniority to displace an employee of lesser plant seniority. If the employee does not have seniority to displace any individual in job classification four (4) or below, the employee shall be laid off in accordance with contractual requirements.

(e)
All employees transferred during a reduction in force to another job classification which they have not previously performed shall be subject to a three (3) day qualifying period. During this time, the employee may elect to relinquish the position for any reason and/or "sign-off" the job classification. An employee who voluntarily elects to relinquish a position by signing off the job classification shall be laid off. During this three (3) day qualifying period the Company reserves the right to determine in its sole discretion whether an employee can adequately perform a particular job within the three (3) day qualifying period and the Company may then decide to lay off the employee. An employee who signed off voluntarily shall not be permitted to transfer to that job classification in the event of a future reduction in force for the life of this Agreement. An employee laid-off by the Company for being unable to adequately perform the job classification shall not be permitted to transfer to that job classification in the event of a future reduction in force until the employee provides that he/she possesses sufficient skill and ability to satisfactorily perform the work to be done.

(f)
All recalls during an increase in the work force shall be made in reverse order of seniority and pursuant to the applicable subsections of Article IV, Section 7 and 8. If there are vacancies in job classifications which they have previously performed, unless they have sufficient seniority to return to the classification from which they were originally removed as the need for additional employees in such job classifications presents itself, they will be given an opportunity to fill such vacancies. An employee with seniority may be recalled to Code 4 or lower even though he/she has not previously performed the work in such classification.

Section 8. Rights on Recall: Any employee being recalled after a layoff shall be assured at least two (2) straight weeks of employment at the regular workweek schedule. In the event the Company has recalled an employee with such assurance, and then because of conditions over which the Company has no control (such as, but not limited to, power failure inability to acquire machinery and equipment to replace worn out machinery and equipment, bona fide material shortages over which the Company has no control), the Company is unable to furnish such two (2) weeks of employment, the Company shall not be bound by this provision. In the event the Company does not assure such two (2) weeks of employment at the normal scheduled number of hours per week, the employee may elect to not return until such time as the Company does assure two (2) such consecutive weeks of employment at the normal scheduled number of hours per week without loss of seniority status. In the event the employee does elect not to return, that employee shall notify the Company by telegraphic message or registered mail or in person to that effect so that the Company may keep an accurate record of the employees who still wish to retain seniority status. In the event the employee fails to notify the Company of his/her election not to return as herein provided, and fails to report as specified under Section 13(h) of this Article IV, the employee shall be regarded as having resigned.

Section 9. Skill and Ability: Every employee who has completed his/her trial period shall, for the purpose of this Article, be deemed to have sufficient skill and ability to perform any common labor or common assembly job - Code 4 and below.

Section 10. Vacancies: In the event that a permanent job vacancy develops in a classification covered by this Agreement, other than common labor or assembly, a notice of such vacancy shall be bulletined for a period of two (2) working days.
The bulletin shall contain the job title, the maximum rate to be paid for the job, and a brief description of the job to be performed. Should additional personnel be required for a job within thirty (30) days of the time the job was last posted, the Company shall not be required to bulletin again such job until expiration of the thirty (30) day period. It is understood that within such thirty (30) day period the Company may take such steps as are necessary to fill such open jobs, provided no qualified employees have bid or are available. However, if an employee is not currently working on the days the open job is posted, but returns to work within the thirty (30) day period referred to above, he/she may apply for such posted job and will be considered for such posted job vacancies still remaining open. Employees with seniority who desire promotions to posted higher rated classifications shall, during the period that such vacancy is bulletined, file a form provided by their Supervisor for this purpose. If applicants with qualifications sufficient to perform the work satisfactorily have made application for the bulletined job, the qualified applicant with the greatest plant seniority shall be selected. It is intended that whenever possible promotions shall be made within the ranks and according to seniority. The Company may fill a posted vacancy until it has been determined by the Company that there are applicants who possess the qualifications required. The Company may offer a posted vacancy to a new employee who did not apply, or may hire a new employee for such vacancy in the event the applicants for the posted vacancy do not possess sufficient qualifications to satisfactorily perform the job.
It is understood that employees who have bid upon, have been accepted, and are working on the posted job will not be eligible to bid on an additional posted job for a period of three (3) months following the time the job for which they were accepted was posted.
The successful bidder for a posted job opening shall have the option to return to his/her former job within a period of two (2) weeks following the first day worked in the posted job opening. The Company shall have the option, within the same two (2) week period to return such successful employee to his/her former job in the event such employee cannot satisfactorily perform the work required to be done. The successful bidder for a posted job opening shall receive retroactive pay from the first day worked in the posted job opening who successfully completes the two (2) week trial period.

Section 11. On-the-Job Training: Employees who bid on posted jobs, but do not possess sufficient qualifications to be selected, may be considered for training under the following procedures:

(a)	The number to be considered for training will be in relation to the number needed to fill the posting at the time of posting.

(b)
Selection for training will be on the basis of related education, prior employment experience, current employment experience as related to the training to be given. Qualifications being comparable, seniority will govern.

(c)	Evaluation of qualifications for training, as well as the progress of the trainee, will be determined by the Company.

(d)	A trainee who is unable to progress satisfactorily will be returned to his/her prior classification without loss of seniority.

Section 12. Leaves of Absence:

(a)
The Company may grant leaves of absence without pay to all regular employees of the Company for good cause, taking into consideration not only the personal problems of the employee but also the Company's operational needs for production. Such leaves for good cause other than for medical reasons shall not exceed ninety (90) days except for Union activity, which may be indefinite. Leaves of absence for illness will be granted for such periods as have been recommended by competent medical authority but not to exceed one (1) year. In the event an employee is hospitalized in excess of seven (7) days, an automatic leave of absence shall be granted up to thirty (30)days, provided that the Human Resources Director of the Company is notified of the hospitalization within three (3) working days from the last day worked. Any other request for leave of absence for illness must be made by an employee on forms provided by the Company and must be accompanied by a report from the employee's doctor recommending the time required for leave of absence.

(b)
Because pregnancy by itself is not a disabling condition for any fixed period of time, the Company agrees to grant maternity leaves of absence based upon the medical opinion of the employee's physician. The leave of absence shall begin when it is determined by the employee's physician that the employee is no longer able to perform those duties characteristic of her position. The leave shall continue until, and only until, the employee, on the basis of her physician's opinion, is able to return to work, not to exceed one (1) year.

(c)
Employees on a bona fide leave of absence, when returning to work, shall return to their former classification if such work is being performed. Application forms of all leaves of absence must be completed and be submitted to the Company within five (5) working days from their last day worked or their date of recall, and such application for leaves shall be required for any period of seven (7) or more consecutive calendar days in which the employee is out of the service of the Company.

d)	Employees granted a leave of absence will not be asked or required to use their remaining vacation days left before granting said leave.

Section 13. Loss of Seniority: An employee shall lose his/her seniority when any of the following occur:

(a)	Discharge for cause.

(b)	Quitting.

(c)	Absence from work for three (3) working days without notifying the Human Resources Department of the Company.

(d)	Failure to apply for a leave of absence as required.

(e)	Exceeding leave of absence without notification to the Human Resources Department presenting good cause.

(f)	Working for another employer for wages while on leave of absence (this does not apply to leaves of absence for Union activity or layoffs).

(g)	Layoff or sick leave for a continuous period in excess of one (1) year for purposes of seniority only.

(h)
Failure to report for work on recall or to notify the Human Resources Department of intention to report within three (3) regularly scheduled working days following the date notification is sent by mailgram or certified letter to the employee's last known address registered with the Human Resources Department.

Section 14. Promotion to Exempt Positions: Any employee covered by this Agreement who is transferred to a supervisory position outside of the bargaining unit, shall retain his/her seniority as of the date of transfer. Any employee who is, or has been, employed in a supervisory position outside of the bargaining unit, shall not accumulate seniority in the bargaining unit while so employed.

ARTICLE V
VACATIONS AND HOLIDAYS

Section 1. Eligibility and Amount of Vacation: The Company will grant vacation with pay to each employee in accordance with the following schedule:

(a)
All employees who on June 1st have been employed by the Company (in or out of the bargaining unit) six (6) months or more but less than twelve (12) months, shall be granted one-half (1/2) week's vacation with pay;

(b)
All employees who on June 1st have been employed by the Company (in or out of the bargaining unit) for a period of twelve (12) or more months, but less than two (2) years, shall be granted one (1) week's vacation with pay;

(c)
All employees who on June 1st have been employed by the Company (in or out of the bargaining unit) for two (2) years or more, but less than ten (10) years, shall be granted two (2) weeks' vacation with pay;

(d)
All employees who on June 1st have been employed by the Company (in or out of the bargaining unit) ten (10) years or more, but less than fifteen (15) years, shall be granted three (3) weeks' vacation with pay;

(e)
All employees who on June 1st have been employed by the Company, (in or out of the bargaining unit), fifteen (15) years, but less than twenty-five (25) years, shall be granted four (4) weeks vacation with pay;

(f)	All employees who on June 1st have been employed by the Company (in or out of the bargaining unit) twenty-five (25) years or more, shall be granted five (5) week's vacation with pay;

(g)
Additional vacation with pay shall be granted to those employees who as of December 31, have accrued seniority which would entitle them to additional vacation benefits over those to which they were entitled on the preceding June 1. The same limitations and requirements as prescribed for in Article V shall- also apply and the date, June 1, shall be replaced by the date December 31, where appropriate.

Section 2. Minimum Hours:
(a)
Employees with seniority (in or out of the bargaining unit). One (1) year or more. To qualify for full vacation benefits, the employee, as of June 1st with seniority, must have worked, or have been available for work eighty (80%) percent of the work year prior to June 1st. Time off due to occupational injury, jury duty or layoff shall be considered as time available for work. No vacation benefits shall be paid to an employee who has worked less than thirty (30%) percent of the work year prior to June 1st. An employee who has worked more than thirty (30%) percent of the work year, but has worked or been available for work less than eighty (80%) percent of the work year prior to June 1st, will be granted a vacation which will be equal to his/her vacation bracket multiplied by the percentage of time worked and time available for work.

If an employee is on layoff, in military service, or bona fide leave of absence as of June 1st, he/she shall be paid at vacation time, the same portion of his/her vacation as the time actually worked bears to the work year, When he/she is recalled he/she must return within three (3) working days and work at least two (2) weeks. If he/she does so, he/she shall then receive the unpaid balance of his/her vacation benefit to which he/she is entitled.

(b)
Employees with seniority (in or out of the bargaining unit) of at least six (6) months, but less than one (1) year. To qualify for full vacation benefits the employee, as of June 1st with seniority, must have worked (availability for work does not apply) eighty (80%) percent of the time from date of employment to June 1st. An employee who has worked more than thirty (30%) percent but less than eighty (80%) percent of the time from date of employment to June 1st, will be granted a vacation equal to twenty (20) hours multiplied by the percentage of time actually worked. No vacation benefits will be paid to an employee who has worked less than thirty (30%) percent of the time from date of employment to June 1st.

Section 3. Computation of Vacation Pay: In computing vacation benefits, one (1) week's vacation with pay shall be equivalent to five (5) working days, and eight (8) hours' pay shall be equivalent to one (1) working day. If the employee is paid at a flat hourly rate, the vacation pay shall be at the highest rate earned for at least thirty (30) consecutive days during the year prior to June 1st, including shift premiums, if any.

Section 4. Scheduling of Vacations: Prior to May 1st of each calendar year, departmental heads will consult with all employees entitled to vacations and from such consultations the Company shall establish a working schedule agreeable to the Union for the vacation period. In determining vacation schedules, the Company will respect the seniority and wishes of the employee to the extent that its needs will permit. (a) The vacation season for those employees eligible for more than two (2) weeks vacation with pay, shall be during the twelve (12) month period beginning on January 1st. (b) The vacation season, for those employees hired between June 2 and prior to December 31, eligible for additional vacation with pay, shall be taken between their hire date and December 31. The Company may elect to close the plant for a specified vacation period.

Section 5. Date Due: Vacation pay which bas been earned, in accordance with this Article, shall be paid to the employee on the payday immediately preceding the start of each employee's vacation.

Section 6. Consecutive Days, Etc.: All vacations of two (2) weeks or less shall be taken on consecutive days unless the Company and the employee agree on a different division of the vacation time. If an employee is eligible for a vacation in excess of two (2) weeks, or additional vacation, his/her vacation schedule for such an additional vacation, if any, shall be determined pursuant to Section 4 of this Article. Vacations shall not be changed without thirty (30) days notice, or the consent of the employee involved. If any employee voluntarily responds to a Company request to return from his/her vacation prior to its expiration date, he/she shall be reimbursed for all out-of-pocket expense in connection with such recall and allotted an additional vacation period for the untaken vacation time.

Section 7. Retiree Pro-rata Vacation Pay: Any employee who retires prior to June 1st of any calendar year at the retirement age prescribed by the Social Security laws of the United States and who has given to the Company a two (2) month notice in writing in advance of his/her intention to do so shall be paid the pro-rata vacation pay earned by such employee, the amount of which is to be determined by provisions of Section 1, 2, and 3 of Article V.

Section 8. Holidays and Holiday Pay: Employees who qualify hereunder shall be paid for eight (8) hours straight-time pay for each of the following holidays or the dates on which they are observed, though no work shall be performed on such days:

New Years' Day	Fourth of July
Dr. Martin Luther King's Birthday	Labor Day
Washington's Birthday	Thanksgiving Day
Good Friday	Friday after Thanksgiving Day
Memorial Day	One Floating Holiday - See Section 9 below
Christmas Eve Day
Christmas Day

Employees who work on said holidays shall be paid, in addition to eight (8) hours holiday pay, double time for all time worked. An employee shall be eligible for holiday pay who shall have been employed for a period of sixty (60) calendar days before such holiday and has met one of the following additional conditions:

(a)
Worked the regularly scheduled workday preceding and the regularly scheduled workday succeeding the holiday, unless an absence for one of such days shall be excused for good cause, substantiated by the employee, or

(b)	Been at work in the two (2) weeks preceding said holiday and laid off during such preceding two (2) weeks, or

(c)	Is on a bona fide leave of absence starting within the two (2) weeks immediately preceding such holiday, or on the workday immediately following such holiday, or

(d)
If no work is scheduled between two (2) holidays, to be eligible for pay for both holidays, an employee must work his/her preceding scheduled workday and his/her scheduled workday succeeding such holidays. To be eligible for pay for one (1) of the holidays, an employee must work either his/her scheduled workday preceding the first holiday or his/her scheduled workday succeeding the second holiday.

(e)
An employee who fails to work any portion of the last hour on the regularly scheduled workday preceding and the regularly scheduled workday succeeding a holiday or holidays, shall not lose holiday pay for such holidays if excused by the Company for good cause.

Section 9. Floating Holiday: Subject to the eligibility requirements for holiday pay, the recognized holidays hereunder shall include one (1) additional holiday, designated as a "floating holiday". The Company shall select the day on which such holiday will be observed and shall give not less than two (2) weeks notice prior to the date on which such floating holiday will be celebrated.

ARTICLE VI
WAGES

 Section 1. Rates: Effective July 3, 2006 each employee shall receive an immediate bonus of one hundred and fifty dollars ($150). Effective July 2, 2007 each employee shall receive an additional two percent (2%) increase in his/her straight time hourly rate of pay plus any cost of living adjustment. Effective June 30, 2008 each employee shall receive an additional two percent (2%) increase in his/her straight time hourly rate of pay plus any cost of living adjustment. The wage rate, to be paid under the terms of this Agreement to employees in each occupational classification, are those appearing in Appendix "A" which reflect said wage increase and is attached hereto and made a part hereof. Such rates are minimum rates of pay only. The Company may not pay less than those rates, but nothing in this Agreement shall prevent the payment of rates higher than those listed in said schedule.

Section 2. Cost of Living: If for the month of May 2007, the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers, all items for Chicago published by the Bureau of Labor Statistics of the U.S. Department of Labor (or any successor agency thereto) (1967 = 100) has increased by more than four (4) points above said Index for the month of May 2006, then one (1¢) cent shall be added to the hourly wage rates as set forth in Appendix "A" hereof and which are in effect from July 1, 2007 until July 1, 2008 for each full four-tenths (.4) of a point which said Index has risen above said four (4) points up to a maximum of fifteen (15¢) cents.
If for the month of May 2008 said Index has increased by more than four (4) points above said Index for the month of May 2007, then one (1¢) cent shall be added to the hourly wage rates as set forth in

Appendix "A" hereof and which are in effect from July 1, 2008 until July 1, 2009 for each full four-tenths (.4) of a point which said Index has risen above said four (4) points up to a maximum of fifteen (15¢) cents.

Section 3. New Classifications: Prior to establishing a new classification, the Union shall be advised of the Company's intention and the rate which the Company wishes to apply. After thirty (30) days of operation but before sixty (60) days, either party may request negotiations on the rate for the new classification. The rate resulting from these negotiations shall become the permanent rate. In the event no request is made to negotiate a change in the rate as to the new classification, it is understood that the established rate shall be the effective rate.

Section 4. Upgrading:. An employee being upgraded, who has not previously worked in the classification to which he/she is upgraded, shall be placed in the next higher rate in the progression plan of the new classification above the rate being paid to such employee prior to the upgrading. If the employee has previously worked in the classification to which he/she is upgraded, he/she shall receive the rate to which the amount of his/her previous experience entitles him/her. Such changes in the rate shall be paid retroactive from the first day worked following such transfer who successfully completes the two (2) week trial period. To be eligible for a rate change, an employee must have worked at least four hundred (400) hours and a period of at least thirteen (13) weeks shall have elapsed since his/her first employment or his/her last classification change.

Section 5. New Experienced Employees: New employees who have worked during the last eighteen (18) months in the type of work available and whose previous experience can be verified shall be placed on two (2) weeks trial period at the starting rate of pay in their respective classifications and at the expiration of such trial period, if retained in the employ of the Company, shall be given credit in the automatic progression plan, as outlined in Appendix "A" hereof for their proved experience in similar work.

Section 6. Payday: Wages shall be paid on Friday of each week and shall include all work performed up until twelve (12) midnight of the previous Sunday.

Section 7. Piece Work: If the Company utilizes a piece work incentive or bonus plan, the operations of such a plan shall be covered by the provisions of Appendix "C" hereof.

Section 8. Pension Plan: During the term of this Agreement, the Company shall maintain for each of the employees covered by this Agreement a Pension Benefits Plan. The Company and the Union have agreed to a pension benefits plan named the National Integrated Group Pension Plan.
The employee pension plan is funded solely by the Company and the contribution rate is based on cents per hour paid as follows:
Effective July 3, 2006 - fifty cents (50¢) per hour will be contributed for each employee based upon hours paid of this Agreement.
Effective July 2, 2007 - an additional five cents (5¢) per hour will be contributed for a new total of fifty-five cents (55¢) based upon all hours paid during the second year of this Agreement.
Effective June 30, 2008 - an additional five cents (5¢) per hour will be contributed for a new total of sixty cents (60¢) based upon all hours paid during the third year of this Agreement.

ARTICLE VII
INSURANCE

During the term of this Agreement, the Company will maintain for the employees covered by this Agreement, an insurance policy with a responsible insurance company with coverages and provisions set forth in Appendix "B" of this Agreement. The premium per week per employee, one (1) dependent and family coverage is guaranteed for the first year of this contract.

Effective July 31, 2006:
HMO Plan:	Employee	-	$12.48 per week
	Employee + 1 Dependent	-	$24.68 per week
	Family	-	$37.17 per week

PPO Plan:	Employee	-	$35.33 per week
	Employee + 1 Dependent	-	$77.54 per week
	Family	-	$127.91 per week

For the second and third years of the contract, any premium increase over seven percent (7%) will be shared on a 50/50 basis.
This article applies only to employees with sixty (60) days or more of seniority but does not apply to part-time employees.

ARTICLE VIII
GENERAL PROVISIONS

Section 1. Saving Clause: All benefits affecting the employees covered by this Agreement presently in effect and which are not definitely referred to or changed herein, shall remain in effect during the life of this contract.

Section 2. Bulletin Board: A bulletin board will be provided by the Company for the Union's use. The Union shall have the privilege of posting notices concerning its official business and social activities upon such bulletin board. Where the size of the plant requires it, more than one (1) bulletin board will be furnished by the Company.

Section 3. Election Day: In conformity with the laws of the State of Illinois, employees who are legitimate registered voters will be given time off not to exceed two (2) hours for voting at general elections. At the time of an election in which a President of the United States will be selected, employees will be given paid time off not to exceed two (2) hours.

Section 4. Supervisors: Departmental production supervisors shall not engage in production work, except such production work may be undertaken when instructing new employees, breaking in a new job, correcting faults of production procedures and dealing with emergencies.

Section 5. Right of Access: Authorized Union officers or representatives shall have access to the factory during business hours upon reasonable notification to the Company for investigation and adjustment of matters covered by or arising under this Agreement.

Section 6. Conflict with State and Federal Law: Should any provision of this Agreement be declared illegal by any court of competent jurisdiction such provision shall immediately become null and void leaving the remainder of the Agreement in full force and effect and the parties shall thereupon seek to negotiate substitute provisions which are in conformity with the applicable law.

Section 7. Female Employees: There shall be equal pay for equal work performed regardless of the sex of the employee. There shall be no discrimination in wages, hours, or other terms or conditions of employment, or in training or upgrading, on account of the sex or marital status of the employee.

Section 8. Paid Leave of Absence: In instances of the death of a member of the immediate family of a regular employee, the Company will, where required, grant a paid leave of up to three (3) regular working days to enable such employee to attend the funeral and otherwise assist in arrangements pertaining to the burial of such member of the family. An employee who travels a long distance to attend a funeral or services shall be authorized one (1) additional day following the funeral or services, but not to exceed three (3) days pay. Each day's pay shall consist of the employee's regular rate of eight (8) hours. The term "immediate family", as used herein, is defined as consisting of the following members only: Mother, Father, Husband, Wife, Children, Brother, Sister, Mother-in-law, Father-in-law, Grandparents, Grandparents-in-law and Grandchildren. Where a death occurs to any such member of the employee's family, he/she shall make application to the Human Resources Director for such paid leave. Such paid leave will not be granted in instances when the employee, otherwise eligible, does not attend the funeral. The employee absent on a paid leave shall not be eligible for, or notified of, any overtime which is scheduled during the period of such employee's leave.
This provision is not applicable if you are on a formal leave of absence, on a company designated holiday or during periods of vacation.

Section 9. Jury Service: An employee who shall have been employed sixty (60) calendar days immediately prior to reporting for jury duty and who performs jury service shall be paid an amount for each day of the regular workweek that such employee performs jury service as shall equal eight (8) hours of straight-time pay at the employee's regular hourly rate less the jury fee legally payable to such employee for that day of jury service. An employee shall have performed jury service on any day that such employee reports to Court for jury service pursuant to an Order of Court. The payments as provided herein shall be for the entire period of service on a jury pursuant to an Order of Court. To be entitled to receive such jury service pay differential, such employee shall furnish the Human Resources Director of the Company a voucher from the Court wherein such jury service is performed setting forth the number of days of jury service and the jury fees paid to such employee for jury service.
In the event an employee performs jury service on a day for which such employee receives a vacation and/or holiday pay, such employee shall not be paid jury service pay differential for that day. An employee who is on leave of absence, layoff, paid death leave, or who is accruing Workers' Compensation benefits shall not be paid jury service pay differential while on such status. An employee performing jury service shall return to work on his/her first regular workday after being excused from such jury service.

Section 10. Safety and Health Provisions: The Company shall make reasonable provisions for the safety and health of employees during working hours and shall provide all reasonable protective devices and other equipment to protect them from injury.

Section 11. Union Employee Educational Assistance Program:

(A)  Education Eligibility Requirements:

1.	Educational courses must be related to the classification of work being or to be performed by the employee.

2.	Such courses and institutions must be approved by the Company prior to enrollment.

3.	Courses are to be taken during non-scheduled working hours.

(B)  Amount of Reimbursement:

1.
For employees who complete specialized courses, the Company will pay up to 100% of the tuition charges per semester at the satisfactory (grade "C" or better) completion of the course material in an approved school.

2.
When education expenses are partially paid by assistant-ships, scholarships, fellowships, or G.I. Bill Benefits, tuition reimbursements is based on the net amount actually paid by the employee, excluding amounts paid through assistantship, scholarships, fellowships, or G.I. Bill Benefits.

(C)  Method of Reimbursement:

1.	To be eligible for tuition refund, the employee must, prior to the time of enrollment, fill out an application form per semester, for course(s) contemplated.

2.	Obtain the approval of the employee's supervisor who in turn will get the Company approval through Human Resources.

3.
Upon completion of course(s), submit to the employees supervisor a written statement from the school stating that the course(s) have been satisfactorily completed. This is usually a copy of the grade statement.

4.	A tuition receipt.

The supervisor will forward this information to the Human Resources Director and within two (2) weeks the employee will receive a check containing the proper tuition refund as well as his/her tuition receipt and grade statement.

5.	If for any reason employment is terminated before completion of the program, then the Company's obligation ceases.

Section 12. Call-in Sick / Personal Day: Each regular employee of the Company shall be eligible for a call-in sick/personal day of one (1) each contract year. Such day is not cumulative from year to year but the Company will pay the employee by July 1 of each contract year for the day not taken. One (1) such day shall equal eight (8) hours pay at the employee's regular hourly rate of pay.

Section 13. Inventory Shutdown Scheduling: The Company will schedule inventory by departmental seniority, and shall, in the event that additional employees are required in the stock room area, first ask former stock room area employees to work.

Section 14. Severance Plan:  The Company will agree to negotiate a severance plan if the plant operations were to move beyond a radius of more than twenty (20) miles from the McCook plant.

Section 15. 401K Savings Plan: The Company agrees to start up and administer a 401K Savings Plan if thirty percent (30%) or more participation is achieved.

Signed this 31stday of January, 2007.

Local 1031,
International Brotherhood
Wells Gardner	Of Electrical Workers,
Electronics Corporation	AFL-CIO

/s/ Anthony Spier	/s/ José A. Caez
Anthony Spier	José A. Caez
President	Business Manager/Financial Sec’y

ATTACHED TO AND MADE PART OF AGREEMENT BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION AND LOCAL 1031, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, FOR PERIOD JULY 3,2006 UNTIL JUNE 29,2009.

APPENDIX "A"
WAGE SCALE EFFECTIVE 07/03/2006 THROUGH 06/29/2009
	JOB CLASSIFICATION		START	2MO	3MO
2-8	Sweeper
		Effective 07/03/06	8.53	12.27	12.38
		Effective 07/02/07
		Effective 06/30/08
3-2	Assy., Wirer-Solderer
3-5	Riveter
		Effective 07/03/06	8.53	12.38	12.48
		Effective 07/02/07
		Effective 06/30/08

		START	2MO	12MO	24MO	36MO

Hired After 7/1/97		7.58	8.26	8.94	10.30	Top Rate

G.L. Specialist
	Effective 07/03/06			13.06
	Effective 07/02/07
	Effective 06/30/08

	JOB CLASSIFICATION	START	2MO	3MO

4-1	Wire Cutting Machine Operator
4-3	Bailer-Sweeper
4-5	Packer-Final Assembly
	Effective 07/03/06	8.55	12.39	12.61
Effective 07/02/07
Effective 06/30/08

		START	2MO	12MO	24MO	36MO

Hired After 7/1/97		7.67	8.39	9.11	10.55	12.61

G.L. Specialist				3MO
	Effective 07/03/06			13.06
	Effective 07/02/07
	Effective 06/30/08

ATTACHED TO AND MADE PART OF AGREEMENT BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION AND LOCAL 1031, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, FOR PERIOD JULY 3, 2006 UNTIL JUNE 29, 2009.

APPENDIX "A" CONT’D

WAGE SCALE EFFECTIVE 07/03/2006 THROUGH 06/29/2009
	JOB CLASSIFICATION	START	2MO	6MO

5-1	Heavy Packer
5-2	Stockkeeper, Stock Delivery
5-5	Rivet/Pems Set-Up Oper.
5-6	Prepare & Operate Insertion Machine
5-7	Automatic Checking Machine Operator
	Effective 07/03/06	8.64	12.47	12.71
Effective 07/02/07
Effective 06/30/08

	START	2MO	12MO	24MO	36MO

Hired After 7/1/97	7.67	8.39	9.11	10.55	12.71

G.L. Specialist			6MO
Effective 07/03/06			13.12
Effective 07/02/07
Effective 06/30/08

	JOB CLASSIFICATION	START	2MO	6MO

7-2	Wire Cutting Mac, Set-Up & Oper.
7-3	Inventory Expeditor
7-5	Riding Power Vehicle Operator
7-7	Assy. Inspector
7-8	Relief & Repair Operator
	Effective 07/03/06	8.82	12.71	13.05
Effective 07/02/07
Effective 06/30/08

ATTACHED TO AND MADE PART OF AGREEMENT BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION AND LOCAL 1031, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, FOR PERIOD JULY 3, 2006 UNTIL JUNE 29,2009.

APPENDIX "A" CONT’D
WAGE SCALE EFFECTIVE 07/03/2006 THROUGH 06/29/2009
	JOB CLASSIFICATION	START	2MO	6MO

7-11	Building Fireperson
	Effective 07/03/06	8.94	12.85	13.14
	Effective 07/02/07
	Effective 06/30/08
G.L. Specialist
	Effective 07/03/06			13.48
	Effective 07/02/07
	Effective 06/30/08

	JOB CLASSIFICATION	START	2MO	6MO	9MO

8-2	Tester-Phaser "B" (Printed Boards)
8-3	Bonding Machine Operator
8-4	Fine Patcher
	Effective 07/03/06	9.06	12.90	13.06	13.31
Effective 07/02/07
Effective 06/30/08
G.L. Specialist				6MO
	Effective 07/03/06			13.74
Effective 07/02/07
Effective 06/30/08

	JOB CLASSIFICATION		START	2MO	6MO	9MO	12MO

10-2	Tool Crib Worke r
		Effective 07/03/06	9.36	13.13	13.24	13.43	13.57
		Effective 07/02/07
		Effective 06/30/08
11-2	Tester
11-6	Cabinet Finisher
		Effective 07/03/06	9.27	13.19	13.33	13.48	13.67
		Effective 07/02/07
		Effective 06/30/08
G.L.Specialist							12MO
		Effective 07/03/06					14.17
		Effective 07/02/07
		Effective 06/30/08

ATTACHED TO AND MADE PART OF AGREEMENT BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION AND LOCAL 1031, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, FOR PERIOD JULY 3, 2006 UNTIL JUNE 29, 2009.
APPENDIX "A" CONT’D
WAGE SCALE EFFECTIVE 07/03/2006 THROUGH 06/29/2009

JOB CLASSIFICATION	START	2MO	6MO	9MO	12MO

12-4 Precision Mechanical Assembler
12-9 Final Line Inspector(Comp.Prod.)
Effective 07/03/06	9.42	13.43	13.51	13.68	13.88
Effective 07/02/07
Effective 06/30/08
12-10 Master Cabinet Finisher
Effective 07/03/06	9.50	13.48	13.61	13.73	13.95
Effective 07/02/07
Effective 06/30/08
*12-12 Maintenance "B"
Effective 07/03/06	9.89	13.73	13.93	14.17	14.69
Effective 07/02/07
Effective 06/30/08
G.L. Specialist
Effective 07/03/06					14.42
Effective 07/02/07
Effective 06/30/08
13-1 Analyzer
Effective 07/03/06	10.31	14.25	14.35	14.50	14.69
Effective 07/02/07
Effective 06/30/08
14-1 Master Analyzer					15.36
14-2 Maintenance "A"
Effective 07/03/06	10.94	15.00	15.36
Effective 07/02/07
Effective 06/30/08
G.L. Specialist
Effective 07/03/06					16.01
Effective 07/02/07
Effective 06/30/08
15-1 Senior Master Analyzer
Effective 07/03/06					18.78
Effective 07/02/07
Effective 06/30/08
16.1 Technical Specialist
Effective 07/03/06					19.64
Effective 07/02/07
Effective 06/30/08
16.2 Maintenance Administrator
Effective 07/03/06					20.69
Effective 07/02/07
Effective 06/30/08
17.2 Production Administrator
Effective 07/03/06					17.21
Effective 07/02/07
Effective 06/30/08

	* Education Bonus		1 Course	10¢ per hour
(after maximum rate) 2 or more Courses 10¢ per hour (additional)

ATTACHED TO AND MADE PART OF AGREEMENT BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION AND LOCAL 1031, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, FOR PERIOD JULY 3, 2006 UNTIL JUNE 29, 2009.

APPENDIX "B"

THE INSURANCE COVERAGE FOR EMPLOYEES AND DEPENDENTS
COVERED BY THIS AGREEMENT

NON-OCCUPATIONAL - WEEKLY DISABILITY BENEFITS:
(EMPLOYEES ONLY)

  Benefits are payable for accident from the first (1st) day and for sickness from the eighth (8th) day for a period up to thirteen (13) weeks for any one (1) disability.

The weekly benefits are:

Effective 07/01/2006	$230.00
Effective 07/01/2007	$235.00
Effective 07/01/2008	$240.00

LIFE INSURANCE: (Employees Only)

Effective 07/01/2006	$21,000 (AD&D	$21,000)
Effective 07/01/2007	$22,000 (AD&D	$22,000)
Effective 07/01/2008	$23,000 (AD&D	$23,000)

DENTAL INSURANCE PLAN:
  Effective the first year of this Agreement, Olympia Plan 1500. The premium cost of this plan shall be $10.00 per month for the employee coverage to be paid entirely by the Company for the three (3) year term of this Agreement. The premium cost of this plan for single plus one coverage shall be $17.00 and family coverage shall be $20.00 per month. An employee may elect to secure this coverage for his/her dependents at a premium cost of $1.79 per week to be paid for by the employee for the three (3) year term of this Agreement.

OPTICAL PLAN OFFERED BY MID AMERICA VISION:
  Covers employee and dependents. Entire premium cost to be paid for by the Company for the three (3) year term of this Agreement.

CONTINUATION OF INSURANCE COVERAGE:

Temporary Lay-off:

  An insured, temporarily laid-off employee will be covered by insurance benefits at no cost until the end of the month in which the layoff occurs.

ATTACHED TO AND MADE PART OF AGREEMENT BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION AND LOCAL 1031, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, FOR PERIOD JULY 3, 2006 UNTIL JUNE 29, 2009.

APPENDIX "B" (CONT'D)

If a temporarily laid-off employee desires to continue the insurance, all coverages, except weekly disability benefits, may be continued for a period not to exceed six (6) months, providing the laid-off employee makes the first premium payment in full for the following month within seven (7) days from the date of the layoff, or the first of the following month, whichever occurs first.

Sick Leave:

  The insurance for an employee on sick leave will be paid by Wells-Gardner Electronics Corporation for three (3) months. If the employee wishes to continue his/her insurance after this period, he/she may do so for an additional three (3) months, provided the required monthly premium is paid by the employee to Wells-Gardner Electronics Corporation before the end of the third month of sick leave and monthly thereafter.
  All employees shall be provided together with their dependents all rights under COBRA.

Total Disability of Employee:

  In the event an employee becomes totally disabled, as determined by the provisions and regulations of the Social Security laws, the Company will pay the entire premium cost for the continuation of such employee's medical insurance coverage for a period of up to two (2) years or until such employee reaches age sixty-five (65), whichever occurs first.

Death of Employee:

In the event an employee dies while in the active employ of the Company, the Company will pay the entire premium cost for the continuation of the medical insurance coverage for the spouse and dependent children for a period up to one
(1) year; provided however that:

(1)	Such medical insurance coverage shall cease upon the remarriage of the spouse and provided also that,

(2)	The spouse or dependent children shall not be eligible for coverage under any other employer paid insurance plan.

ATTACHED TO AND MADE PART OF AGREEMENT BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION AND LOCAL 1031, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, FOR PERIOD JULY 3, 2006 UNTIL JUNE 29, 2009.

APPENDIX "C"

It is understood and agreed by the parties hereto that the Company may continue and/or install a piece work or incentive system in its plant. Such incentive plan must be mutually agreed to between the parties. In the event it does so, piece work or incentive rates shall be established by the time studies made by the Company and same may be revised. Employees shall have the right to question the time study on any job which they believe to be improperly timed. In such event the Company shall cause an investigation to be made and if it believes that an error may have been committed, it shall cause such job to be re-timed. In the event such re-timing is still questioned or in the event the Company fails to re-time such job, the matter may be handled according to the grievance procedure provided for in this Agreement. It is understood and agreed that incentive rates will be so adjusted as to compensate employees working on the incentive basis for the rest periods without additional pay thereafter.